Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Rajiv De Silva (“Employee”) and Venus Concept Inc.  (“Employer” or “Company” (Employee and Employer are together referred to in this Agreement as the “Parties”), effective as of October 2, 2022 (the “Effective Date”).

RECITALS

A.           Employer is in the business (the “Business”) of developing, marketing and selling non-invasive medical aesthetic devices.

B.          Employer desires to obtain the services of Employee as its Chief Executive Officer, in which capacity Employee has access to Employer’s Confidential Information (as hereinafter defined), and to obtain assurance that Employee will protect Employer’s Confidential Information and will not compete with Employer or solicit its customers or its other employees during the term of employment and for a reasonable period of time after termination of employment pursuant to this Agreement, and Employee is willing to agree to these terms.

C.          Employee desires to be assured of the salary, bonus opportunity and other benefits in this Agreement and, as additional consideration, to obtain the stock options that Employer is willing to grant.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, and other good and valuable consideration, the parties agree as follows:

1.          Employment.  Employer hereby employs Employee, and Employee agrees to be employed as its Chief Executive Officer.  Employee will report initially to the Board of Directors of Employer (the “Board”).  In addition, Employee will be appointed or elected to serve on the Board as a Director.  Employee will devote full time and attention to Employee’s duties as Chief Executive Officer.  Employee will comply with all rules, policies and procedures of Employer as modified from time to time, including without limitation, rules and procedures set forth in any Company employee handbook.  Employee will perform all of Employee’s responsibilities in compliance with all applicable laws and will ensure that the operations that Employee manages are in compliance with all applicable laws.  During Employee’s employment, Employee will not engage in any other business activity which, in the reasonable judgment of the Board, or such member or members of the Board to whom such determination is delegated, conflicts with the duties of Employee under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided that Employee may continue to serve as Chairperson for Covis Pharma, and as co-founder of Asiri Healthcare (aka Asiri Skincare) a start-up consumer therapeutic skin-care company, so long as neither role interferes with Employee’s duties to the Company.

2.          Term of Employment.  The term of employment (“Term”) will not be for a definite period, but rather continue indefinitely until terminated in accordance with the terms and conditions of this Agreement.

3.           Compensation and Stock Options.  For the duration of Employee’s employment under this Agreement, the Employee will be entitled to compensation which will be computed and paid pursuant to the following subparagraphs.

3.1         Base Salary.  Employer will pay to Employee a base salary (“Base Salary”) at an annual rate of $525,000 USD, payable in such installments (but in no event less than monthly), subject to withholdings and deductions as required or permitted by law.  Employee’s Base Salary will be reviewed annually by the Board of Employer and may be adjusted in the sole discretion of the Board of Employer based on such review.

3.2        Incentive Bonus.  Employee will participate in Employer’s annual incentive bonus plan under which Employee may earn an annual incentive bonus.  The terms of the annual incentive bonus plan, including the criteria upon which Employee can earn the maximum bonus, will be determined annually by the Board or such individuals to whom the Board delegates such determination.  Employee’s annual incentive bonus target shall be 75% of Employee’s then Base Salary, with the understanding that the bonus could be less or more, depending on achievement of criteria.  Employee may also participate in other bonus or incentive plans adopted by Employer that are applicable to Employee’s position, as they may be changed from time to time, but nothing herein shall require the adoption or maintenance of any such plan. Employer will pay bonus payments to Employee at the time the Company makes bonus payments to the rest of the executive management team.  To receive a bonus payment, Employee must be an employee in good standing with the Company (meaning the Company does not have Cause to terminate Employee’s employment as defined below) and Employee must not have given notice of termination of employment as of the date the bonus is paid in accordance with the terms of the bonus plan.

3.3         Equity Awards.  Upon execution of this Agreement, under an inducement grant, the terms of which will be substantially similar to the 2019 Incentive Award Plan (“Plan”), Employer will grant to Employee stock options to purchase 3,300,000 shares in the Company at an exercise price equal to the closing market price on the date of grant (an “Award”). Such shares shall vest as follows: 25% shall vest on the first anniversary of the date of grant and the remaining 75% of such shares shall vest quarterly at a rate of 6.25% per quarter, pursuant and subject to Employee’s execution and return of Employer’s Stock Option Agreement.

4.           Other Benefits.

4.1        Certain Benefits.  Employee will be eligible to participate in all employee benefit programs established by Employer that are applicable to management personnel such as medical, pension, disability and life insurance plans on a basis commensurate with Employee’s position and in accordance with Employer’s policies from time to time, but nothing herein shall require the adoption or maintenance of any such plan.

4.2       Vacations, Holidays and Expenses.  For the duration of Employee’s employment hereunder, Employee will be provided such holidays, sick leave and vacation as Employer makes available to its management level employees generally and as may otherwise be required by law.  Employer will reimburse Employee in accordance with company policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure.

5.            Termination Or Discharge By Employer.

5.1        For Cause.  Employer will have the right to immediately terminate Employee’s services and this Agreement for Cause.  “Cause” means the Employer’s reasonable belief that any of the following has occurred:

(i)          Employee’s willful failure to substantially to perform Employee’s duties and responsibilities to the Company or deliberate violation of a Company policy;

(ii)       Employee’s commission of any act of theft, fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company;

(iii)      Unauthorized use or disclosure by Employee of any proprietary information or trade secrets of the Company or any other party to whom the Employee owes an obligation of nondisclosure as a result of Employee’s relationship with the Company; or

(iv)         Employee’s willful breach of any of Employee’s obligations under any written agreement or covenant with the Company.

(v)        commission of a felony or misdemeanor involving moral turpitude or failure to contest prosecution for a felony or misdemeanor involving moral turpitude;

(vi)        the Employer’s reasonable belief that Employee engaged in a violation of any statute, rule or regulation, any of which in the judgment of Employer is materially harmful to the Business or to Employer’s reputation; or

(vii)       commission by Executive of any immoral or illegal act or any or willful misconduct, where a majority of the non-employee members of the Board reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Board to entrust Executive with important matters or otherwise work effectively with Executive, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally affected the business or reputation of the Company or any of its subsidiaries.

The determination as to whether Employee is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on Employee. The foregoing definition does not in any way limit the Company’s ability to terminate Employee’s employment at any time as provided in this Agreement.

Upon termination of Employee’s employment hereunder for Cause or upon the death or disability of Employee, Employee will have no rights to any unvested benefits or any other compensation or payments after the termination date or the last day of the month in which Employee’s death or disability occurred, respectively.  For purposes of this Agreement, “disability” means the incapacity or inability of Employee, whether due to accident, sickness or otherwise, as determined by a medical doctor acceptable to the Board of Directors of Employer and confirmed in writing by such doctor, to perform the essential functions of Employee’s position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on Employer will be required) for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days, or such longer period as may be required under disability law.

5.2        Without Cause and Not in Connection With a Change in Control.  Employer may terminate Employee’s employment under this Agreement without Cause and without advance notice. However, if Employer terminates Employee without Cause and not in Connection with a Change in Control (as defined below), Employer will pay Employee the following severance, provided Employee first executes, and then does not revoke as may be allowed by law, a separation and global release of claims agreement in a form substantially similar to the one attached hereto as Exhibit B, subject to such reasonable modifications by the company as may be necessary to effectuate such global release of claims, within the Company’s reasonable discretion:

(i)           A lump sum payment equal to 12 months of Employee’s base salary as of Employee’s last day of employment; plus

(ii)       A lump sum payment equal to 1x (one times) the average of the last two annual bonus payments Employee received prior to termination of employment (if Employee has not been employed for two years, then this amount shall be Employee’s target bonus for the year in which Employee’s employment is terminated); plus

(iii)        A lump sum payment equal to a portion of Employee’s annual bonus for the year in which Employee’s employment is terminated, if performance at the time is tracking to achievement of established performance metrics (as determined by the Company in its sole reasonable discretion), prorated for the percentage of the calendar year that has passed as of Employee’s last day of work; plus

(iv)         Employer shall pay the cost of Employee’s medical, dental and vision premiums at the level Employee enjoyed immediately prior to termination, for the 12 month period following the termination of Employee’s employment.

The amounts described above in subparagraphs (i) through (iv) immediately above shall be referred to below as the “Non-Change in Control Severance Payments.” If Employee qualifies to receive the Non-Change in Control Severance Payments as described above, Employer shall pay Employee the Non-Change in Control Severance Payments on the first regular payroll date that is at least 14 days after Employee executes, and then does not revoke as may be allowed by law, the required separation and release agreement in favor of the Company.

5.3         Without Cause and in Connection With a Change in Control.  Employer may terminate Employee’s employment under this Agreement without Cause and without advance notice. However, if Employer terminates Employee without Cause and in Connection with a Change in Control (as defined below), Employer will pay Employee the following severance, provided Employee first executes, and then does not revoke as may be allowed by law, a separation and global release of claims agreement in a form substantially similar to the one attached as Exhibit B, subject to such reasonable modifications by the company as may be necessary to effectuate such global release of claims, within the Company’s reasonable discretion:

(i)           A lump sum payment equal to 24 months of Employee’s base salary as of Employee’s last day of employment; plus

(ii)       A lump sum payment equal to 2x (two times) the average of the last two annual bonus payments Employee received prior to termination of employment (if Employee has not been employed for two years, then this amount shall be 2x (two times) Employee’s target bonus for the year in which Employee’s employment is terminated); plus

(iii)        A lump sum payment equal to a portion Employee’s annual bonus for the year in which Employee’s employment is terminated, if performance at the time is tracking to achievement of established performance metrics (as determined by the Company in its sole reasonable discretion), prorated for the percentage of the calendar year that has passed as of Employee’s last day of work; plus

(iv)         Employer shall pay the cost of Employee’s medical, dental and vision premiums at the level Employee enjoyed immediately prior to termination, for the 24 month period following the termination of Employee’s employment; plus

(v)         Each outstanding equity award, including, without limitation. each stock option and restricted stock award, held by Employee shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each ease, with respect to one hundred percent (100%) of the then-unvested shares subject to such outstanding award effective as of immediately prior to such the date of termination of Employee’s employment.

The amounts described above in subparagraphs (i) through (v) immediately above shall be referred to below as the “Change in Control Severance Payments.” If Employee qualifies to receive the Change in Control Severance Payments as described above, Employer shall pay Employee the Change in Control Severance Payments on the first regular payroll date that is at least 14 days after executes, and then does not revoke as may be allowed by law, the required separation and release agreement in favor of the Company.

6.        Termination By Employee.  Employee may terminate Employee’s employment under this Agreement for any reason provided that Employee promises to give Employer at least sixty (60) days’ notice in writing.  Employer may, at its option, accelerate such termination date to any date at least two weeks after Employee’s notice of termination.  Employer may also, at its option, relieve Employee of all duties and authority after notice of termination has been provided.  All compensation, payments and unvested benefits will cease on the termination date.

6.1        Termination By Employee for Good Reason.  “Good Reason” means Employee’s right to resign from employment with the Company after providing written notice to the Company within sixty (60) days after one or more of the following events occurs without Employee’s prior written consent provided such event remains uncured thirty (30) days after Employee delivers to the Company of written notice thereof:

(i)          a material reduction in Executive’s authority, duties and responsibilities as Chief Executive Officer, including a material reduction of authority, duties and responsibilities which results from Executive no longer serving as an officer of the Company;

(ii)         a material reduction by the Company in Executive’s Base Salary in effect immediately prior to such reduction; or

(iii)       the failure of any entity that acquires all or substantially all of the assets of the Company in a Change in Control to assume the Company’s obligations under this Agreement.

6.2         If Employee resigns for Good Reason and not in Connection with a Change in Control, Employer shall pay Employee the Non-Change in Control Severance Payments, by the date provided in Section 5.2 above, provided Employee first executes, and then does not revoke as may be allowed by law, the required separation and release agreement in favor of the Company.

6.3        If Employee resigns for Good Reason and in Connection with a Change in Control, Employer shall pay Employee the Change in Control Severance Payments, by the date provided in Section 5.3 above, provided Employee first executes, and then does not revoke as may be allowed by law, the required separation and release agreement in favor of the Company.

7.           Change in Control.

Definition of “Change in Control.”  “Change in Control” means the occurrence of any one or more of the following events:

(i)          A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13(d)(3) under the Securities Exchange Act of 1934, as amended) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)      The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

a.       which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

b.       after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 7.1(iii)(b) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

c.       after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity (as defined in the Plan) were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

(iii)        The date which is 10 business days prior to the completion of a liquidation or dissolution of the Company.

(iv)        Notwithstanding any provision to the contrary above, a primary equity raise that results in the newly issued shares constituting 50% or more of the Company’s outstanding voting shares only by reason of the existing shareholders’ equity being diluted, shall not constitute a Change in Control.

A transaction shall not constitute a Change in Control if its sole purpose is to change the province of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

7.2       Definition of “In Connection With a Change in Control.” A termination of Employee’s Employment by the Company for Cause, or a resignation by Employee for Good Reason shall be “In Connection With a Change in Control” if it occurs within 12 months of a Change in Control.

8.          Return of Property and Information. Upon termination of this Agreement or upon request of the Company, Employee shall  deliver to the Corporation all property, documents and materials pertaining to the Company’s business including, but not limited to, memoranda, notes, records, drawings, manuals, disks, copies, representations, extracts, summaries and analyses, all inventory, demonstration units, and any other property, documents or media of the Corporation, and all equipment belonging to the company, including but not limited to corporate cards, access cards, office keys, office equipment, laptop and desktop computers, cell phones and other wireless devices, thumb drives and all other media storage devices.

9.          Deemed Resignation. Upon termination of Employee’s employment for any reason, Employee shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Employee shall execute such documents as are necessary or desirable to effectuate such resignations.

10.         Covenants Not To Compete and Not To Solicit.

10.1      During Employee’s employment, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of or in conjunction with any person, business, firm, company, or other entity, set up, join, become employed by, be engaged in, or provide any advice or services to, any enterprise (including, without limitation, any corporation, partnership, proprietorship, or other venture) which competes with the Company’s Business. Furthermore, for 12 months following the termination of Employee’s employment, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of or in conjunction with any person, business, firm, company, or other entity, set up, join, become employed by, be engaged in, or provide any advice or services to, any enterprise (including, without limitation, any corporation, partnership, proprietorship, or other venture) within the United States and that engage in the same business as:

(i)          The Business of the Company: (1) with which Employee was actively involved at any time during the last two years of Employee’s employment, or (2) about which Employee obtained or knew Confidential Information at any time during Employee’s employment.

(ii)         Any business of the Company that the Company can reasonably demonstrate was being considered, being researched, or under development by the Company at any time during the two year period immediately preceding Employee’s termination date (but only if Employee obtained or knew Confidential Information about any such business at any time during such period).

(iii)        Notwithstanding any other provision in this Section 10.1 to the contrary, after employee’s employment with the Company terminates, Employee shall be allowed to join the board of directors of a company that engages in business that is competitive with the Business of the Company (a “Limited Competitor”) so long as (a) Employee provides no advice regarding and does not participate in any business of the Limited Competitor that is competitive with the Company’s Business; (b) Employee otherwise abides by all of Employee’s obligations under this Agreement; (c) the Limited Competitor derives less than 10% of the Limited Competitor’s total revenue from business that is competitive with the Company’s Business; and (d) Employee first informs the Company of Employee’s intent to join the board of the Limited Competitor and the Company confirms in writing to Employee that Employee joining the board of directors of the Limited Competitor is consistent with the terms of this Agreement. The Company shall not unreasonably withhold such confirmation and if the Company does not respond to Employee’s written request for confirmation within 30 days of receiving such request, the Company shall be deemed to have provided such confirmation.

10.2      During Employee’s employment and for a period of 12 months following the termination of Employee’s employment, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf or in conjunction with any person, business, firm, company or other entity:

(i)          solicit, induce, entice or attempt to entice any employee or contractor of the Company who was an employee or contractor of the Company within the 12 months preceding the date of termination of the Employee’s employment, to terminate his or her employment, contractual, or other relationship with the Company;

(ii)         solicit or accept any business for any product competitive with any product sold, manufactured, imported, licensed or distributed by the Company (as of the date of termination of the Employee’s employment) from any person, firm or corporation that was a customer of the Company within the 12 months preceding the date of termination; or

(iii)       solicit, induce, entice or attempt to entice any customer or supplier of the Company that was a customer or supplier of the Company within the 12 months preceding the date of termination of the Employee’s employment, to terminate or reduce its business relationship with the Company.

11.         Confidential Information.  Employee recognizes that Employer’s Business and continued success depend upon the use and protection of confidential and proprietary business information, including, without limitation, the information and technology developed by or available through licenses to Employer, to which Employee has access (all such information being “Confidential Information”).  For purposes of this Agreement, the phrase “Confidential Information” includes, for Employer and its current or future subsidiaries and affiliates, without limitation, and whether or not specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets and customers; financial information; information concerning the development of new products and services; information concerning any personnel of Employer (including, without limitation, skills and compensation information); and technical and non-technical data related to software programs, designs, specifications, compilations, inventions, improvements, methods, processes, procedures and techniques; provided, however, that the phrase does not include information that (a) was lawfully in Employee’s possession prior to disclosure of such information by Employer; (b) was, or at any time becomes, available in the public domain other than through a violation of this Agreement; (c) is documented by Employee as having been developed by Employee outside the scope of Employee’s employment and independently; or (d) is furnished to Employee by a third party not under an obligation of confidentiality to Employer.

Employee agrees that during Employee’s employment and after termination of employment irrespective of cause, Employee will use Confidential Information only for the benefit of Employer and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized by Employer.  Employee’s obligation under this Agreement is in addition to any obligations Employee has under state or federal law.  Employee agrees to deliver to Employer immediately upon termination of Employee’s employment, or at any time Employer so requests, all tangible items containing any Confidential Information (including, without limitation, all memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes taken by or provided to Employee, and any other documents or items of a confidential nature belonging to Employer) whether in hard copy, electronic, or other format, together with all copies of such material in Employee’s possession or control.  Employee agrees that in the course of Employee’s employment with Employer, Employee will not violate in any way the rights that any entity has with regard to trade secrets or proprietary or confidential information.

Employee’s obligations under this Section 11 are indefinite in term and shall survive the termination of this Agreement.  However, Employee further understands that nothing in this Agreement prohibits Employee from reporting to any governmental authority information concerning possible violations of law or regulation and that Employee may disclose Confidential Information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability, provided Employee files any document containing Confidential Information under seal and does not disclose the Confidential Information, except pursuant to court order.  Employee understands that in the event it is determined that the disclosure of Company trade secrets was not done in good faith pursuant to the above, Employee will be subject to substantial damages, including punitive damages and attorneys’ fees.

Employee acknowledges that certain whistleblower laws permit Employee to communicate directly with governmental or regulatory authorities, including communications with the U.S. Securities and Exchange Commission about possible securities law violations, without the Company’s permission or notification, and that notwithstanding anything in this Agreement, the Company will not consider such communications to violate this or any other agreement between Employee and the Company or any Company policy.

Employee acknowledges that under U.S. Defend Trade Secrets Act of 2016, Employee will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made in confidence to government officials, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. If Employee has any questions as to what comprises such confidential or proprietary information or trade secrets, or to whom if anyone it may be disclosed, Employee will consult with the Company.  Employee understands that in the event it is determined that the disclosure of Company trade secrets was not done in good faith, Employee will be subject to substantial damages, including punitive damages and attorneys’ fees.

12.       Work Product and Copyrights.  Employee agrees that all right, title and interest in and to the materials resulting from the performance of Employee’s duties at Employer and all copies thereof, including works in progress, in whatever media, (the “Work”), will be and remain in Employer upon their creation.  Employee will mark all Work with Employer’s copyright or other proprietary notice if and as directed by Employer.  Employee further agrees:

12.1       To the extent that any portion of the Work constitutes a work protectable under the copyright laws of the United States (the “Copyright Law”), that all such Work will be considered a “work made for hire” as such term is used and defined in the Copyright Law, and that Employer will be considered the “author” of such portion of the Work and the sole and exclusive owner throughout the world of such copyright; and

12.2       If any portion of the Work does not qualify as a “work made for hire” as such term is used and defined in the Copyright Law, that Employee hereby assigns and agrees to assign to Employer, without further consideration, all right, title and interest in and to such Work or in any such portion of such Work and any copyright in such Work and further agrees to execute and deliver to Employer, upon request, appropriate assignments of such Work and copyright in such Work and such other documents and instruments as Employer may request to fully and completely assign such Work and copyright in such Work to Employer, its successors or nominees, and that Employee appoints Employer as attorney-in-fact to execute and deliver any such documents on Employee’s behalf in the event Employee should fail or refuse to do so within a reasonable period following Employer’s request.

13.        Inventions and Patents.  For purposes of this Agreement, “Inventions” includes, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether protectable or not, and whether or not conceived or made during work hours.  Employee agrees that all Inventions conceived or made by Employee during the period of employment with Employer belong to Employer, provided they grow out of Employee’s work with Employer or are related in some manner to the Business, including, without limitation, research and product development, and projected business of Employer or its affiliated companies.  Accordingly, Employee:

13.1       Will make adequate written records of such Inventions, which records will be Employer’s property;

13.2       Does hereby assign to Employer any rights Employee may have to such Inventions for the U.S. and all foreign countries;

13.3       Will waive and agree not to assert any moral rights Employee may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by Employer; and

13.4        Will assist Employer (at Employer’s expense) in obtaining and maintaining patents or copyright registrations with respect to such Inventions.

Employee understands and agrees that Employer or its designee will determine, in its sole and absolute discretion, whether an application for patent will be filed on any Invention that is the exclusive property of Employer, as set forth above, and whether such an application will be abandoned prior to issuance of a patent.  Employer will pay to Employee, either during or after the term of this Agreement, the following amounts if Employee is sole inventor, or Employee’s proportionate share if Employee is joint inventor: $750 upon filing of the initial application for patent on such Invention; and $1,500 upon issuance of a patent resulting from such initial patent application, provided Employee is named as an inventor in the patent.

Employee further agrees that Employee will promptly disclose in writing to Employer during the term of Employee’s employment all Inventions whether developed during the time of such employment so that Employee’s rights and Employer’s rights in such Inventions can be determined.  Except as set forth on the initialed Exhibit A (List of Inventions) to this Agreement, if any, Employee represents and warrants that Employee has no Inventions, software, writings or other works of authorship useful to Employer in the normal course of the Business, which were conceived, made or written prior to the date of this Agreement and which are excluded from the operation of this Agreement.

NOTICE:  Notwithstanding anything in this Agreement, this Section 13 does not apply to Inventions for which no equipment, supplies, facility, or trade secret information of Employer was used and which was developed entirely on Employee’s own time, unless:  (a) the Invention relates (i) directly to the business of Employer or (ii) to Employer’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Employee for Employer.

14.         Remedies.  Notwithstanding other provisions of this Agreement regarding dispute resolution, Employee agrees that Employee’s violation of any of Sections 10, 11, 12 or 13 of this Agreement would cause Employer irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Employee from violation of the terms of this Agreement, upon any breach or threatened breach of Employee of the obligations set forth in any of Sections 10, 11, 12 or 13.  The preceding sentence shall not be construed to limit Employer from any other relief or damages to which it may be entitled as a result of Employee’s breach of any provision of this Agreement, including Sections 10, 11, 12 or 13.  Employee also agrees that a violation of any of Sections 10, 11, 12 or 13 would entitle Employer, in addition to all other remedies available at law or equity, to recover from Employee any and all funds, including, without limitation, profits, which will be held by Employee in constructive trust for Employer, received by Employee in connection with such violation.

15.       Fees Related to Dispute Resolution.  Unless otherwise agreed, the prevailing party will be entitled to its costs and attorneys’ fees incurred in any litigation or dispute relating to the interpretation or enforcement of this Agreement.

16.         Disclosure.  Employee agrees fully and completely to reveal the terms of this Agreement to any future employer or potential employer of Employee and authorizes Employer, at its election, to make such disclosure.

17.        Representation of Employee.  Employee represents and warrants to Employer that Employee is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with Employee’s performance of the covenants, services and duties provided for in this Agreement.  Employee agrees to indemnify Employer and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Employee that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.

18.        Conditions of Employment.  Employer’s obligations to Employee under this Agreement are conditioned upon Employee’s timely compliance with requirements of the United States immigration laws.

19.        Assignability.  During Employee’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Employer may assign its rights and obligations under this Agreement without Employee’s consent to a successor by sale, merger or liquidation, if such successor carries on the Business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation.  This Agreement is binding upon Employee, Employee’s heirs, personal representatives and permitted assigns and on Employer, its successors and assigns.

20.        Notices.  Any notices required or permitted to be given hereunder are sufficient if in writing and delivered by hand, by facsimile, by registered or certified mail, or by overnight courier, to Employee at 6 Park Ridge Court, Chester, NJ 07930 or such other address provided by Employee to Employer or to the Chairperson of the Board of Employer at Attn: Scott Barry, EW Healthcare Partners, 75 Rockefeller Plaza,  Suite 1700A,  New York, NY 10019 (corporate address).  Notices shall be deemed to have been given (i) upon delivery, if delivered by hand, (ii) seven days after mailing, if mailed, (iii) one business day after delivery, if delivered by courier, and (iv) one business day following receipt of an appropriate electronic confirmation, if by facsimile.

21.        Severability.  If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law.  The Parties shall engage in good faith negotiations to modify and replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.  If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

22.        Waivers.  No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

23.        Governing Law.  Except as provided in Section 14 above, the validity, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to the conflicts of law provisions of such laws.  A court of competent jurisdiction in the State of New Jersey shall have exclusive jurisdiction of any lawsuit arising from or relating to Employee’s employment with, or termination from, Employer, or arising from or relating to this Agreement.  Employee consents to such venue and personal jurisdiction.

24.        409A Savings Clause. The parties intend that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code (“Section 409A”), and the provisions of this Agreement shall be construed and administered in accordance with such intent. To the extent such potential payments or benefits could become subject to Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed. If the parties are unable to agree on a mutually acceptable amendment, the Company may, without Employee’s consent and in such manner as it deems appropriate, amend or modify this Agreement or delay the payment of any amounts hereunder to the minimum extent necessary to meet the requirements of Section 409A.

25.        Counterparts.  This agreement may be executed in counterpart in different places, at different times and on different dates, and in that case all executed counterparts taken together collectively constitute a single binding agreement.

26.         Costs and Fees Related to Negotiation and Execution of Agreement.  Each Party Shall be responsible for the payment of its own costs and expenses, including legal fees and expenses, in connection with the negotiation and execution of this Agreement.  Neither Party will be liable for the payment of any commissions or compensation in the nature of finders’ fees or brokers’ fees, gratuity or other similar thing or amount in consideration of the other Party entering into this Agreement to any broker, agent or third party acting on behalf of the other Party.

27.        Entire Agreement.  This instrument contains the entire agreement of the parties with respect to the relationship between Employee and Employer and supersedes all prior agreements and understandings, and there are no other representations or agreements other than as stated in this Agreement related to the terms and conditions of Employee’s employment.  This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification will be signed by the Chairperson of the Board of Employer.

IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the day and year first above written.

EMPLOYER

By	/s/ Scott Barry

Title:	Scott Barry, Chairperson

Date:	October 2, 2022

EMPLOYEE

/s/ Rajiv De Silva

Print Name:	Rajiv De Silva

Date:	October 2, 2022

EXHIBIT A

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EXHIBIT B

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